Exhibit 10.62

2005 Executive Compensation Plan

This document details the elements of the compensation for the fiscal year 2005. This plan is valid for the following executives:

CEO
CFO
CMO
SVP, R&D
SVP, HR
General Counsel
GVP, Customer Support
GVP, Corporate Development

Plan Date: January 1, 2005 – December 31, 2005

Purpose: The purpose of the executive compensation plan is to motivate and reward the executives of Business Objects to profitably grow the company and achieve corporate goals. The plan calls for semi-annual payout against quarterly operations goals and semi-annual individual MBOs.

Base salary:
$000,000 annually (paid over 12 months)

Variable salary:
$000,000 annually

The variable salary is based on three components:

1)	Company License Bookings and Service Revenue (LBSR)

2)	Company Worldwide Performance Percentage (PP) – This is the % operating margin based on LBSR

3)	Personal goals (MBOs)

Component 1
Company License Bookings and Service Revenue (LBSR) per the Company’s accepted terms for bookings and revenue recognized for maintenance and PSO per the Company’s revenue recognition policy. The following payout model is used when considering actual performance License Booking and Service Revenue (LBSR) and Company Worldwide Performance Percentage (CPP) to be calculated each quarter and paid semi-annually.

LBSR Perf vs. Plan	< 85%	85%	90%	100%	110%	> 110%
LBSR Bonus	0%	1%	50%	100%	150%	150%

Component 2
Corporate Performance Percentage includes maintenance and PSO revenue minus divisional and corporate expenses divided by local booking and service revenue to determine the Corporate Performance Percentage. The following payout model is used when considering actual performance against the plan targets by quarter listed below.

CPP Perf vs. Plan	< 70%	70%	85%	100%	125%	> 125%
CPP Bonus	0%	1%	50%	100%	150%	150%

The calculation to determine the Company Performance is as follows:
Company Performance = 1/2 LBSR Bonus + 1/2 CPP Bonus

At the Board’s election, the quarterly operating targets by which bonuses are measured can be reset on a semi-annual basis.

Component 3
MBOs are calculated against Individual Objectives set for the half and paid semi-annually and calculated as follows:

Variable = MBO*(Company Performance)*Bonus Target
Therefore:
August 15, 2005 Payout
H1 Bonus = H1MBO*(Q1CpnyPerformance*Q1Bonus Target +Q2Cpny Performance*Q2Bonustarget)
February 15, 2006 Payout
H2 Bonus = H2MBO*(Q3CpnyPerformance*Q3Bonus Target +Q4Cpny Performance*Q4Bonustarget)

This payout will be calculated to be revenue neutral for all executives.

USD in millions
2005 Company Plan	Q1	Q2	Q3	Q4
Revenue	TBD	TBD	TBD	TBD
Operating Income	TBD	TBD	TBD	TBD

The plan is effective for 2005-plan year and may be changed or modified at the discretion of the Compensation Committee and Board of Directors.

If an executive leaves the Company at the end of Q1 or Q3, then a prorated bonus will be paid based on the Components 1 and 2 above and upon a pro-ration of Component 3.

Please sign a copy of this plan as acceptance and return to Jonathan Schoonmaker.

Executive	Bernard Liautaud
Chairman & CEO

Date	Date

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